Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Members

Open Road Releasing, LLC:

We consent to the use of our report dated February 11, 2014 with respect to the consolidated balance sheets of Open Road Releasing, LLC as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years in the·two-year period ended December 31, 2013, included in this registration statement on Form S-4 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

March 31, 2014